American Housing Income Trust Announces Termination of Offering

Phoenix, AZ, March 23, 2017 --(PR.com)-- American Housing Income Trust, Inc.®, a Maryland corporation ("AHIT" or the "Company") (OTCQB: AHIT) announced today that, on March 21, 2017, its Board of Directors terminated the offering set forth in its registration statement on Form S-11, as amended, and related prospectus, which had been deemed effective on June 23, 2016, and a subsequent post-effective amendment deemed effective on September 19, 2016.

The Company sold 150,702 shares of common stock during the time period in which the Offering was priced at $3.00/share for a total direct public offering capital raise of $452,100, and sold 316,766 shares of common stock during the time period in which the Offering was priced at $1.00/share for a total direct public offering capital raise of $316,766 for a total of $768,866. Michael Ogburn, Chief Executive Officer and President of the Company, commented, "As we embark on our restructuring efforts we are mindful of the efforts of the prior Board of Directors, and more specifically, Mr. Zarinegar, in tirelessly seeking ways to increase shareholder value. We are grateful to our shareholders and we look forward to adding more value to their holdings as the company embarks on this new path."

About American Housing Income Trust, Inc.

American Housing Income Trust, Inc. is a Maryland corporation and is listed on OTCQB as a fully reporting SEC entity under the symbol "AHIT." AHIT owns, operates and develops real estate assets in three western states and operates out of its wholly-owned subsidiary in Phoenix, Arizona - American Realty Partners, LLC, an Arizona limited liability company. IX Biotechnology, Inc., is a Wyoming corporation ("IXB") and wholly-owned subsidiary of AHIT. IXB is implementing its business plan to become the largest producer of certified organic cannabidol oil in the United States. IXB intends on being a fully integrated seed-to-shelf certified organic biotechnology company.

Forward Looking Statement

This press release, and those statements regarding IXB and the Company, contain forward-looking statements that relate to expectations, beliefs, projections, future plans and strategies, anticipated events and similar expressions. Forward-looking statements may be identified by use of words such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," or "potential" or similar words or phrases which are predictions of or indicate future events or trends. Statements such as those concerning potential acquisition activity, investment objectives, strategies, opportunities, other plans and objectives for future operations or economic performance are based on the Company's current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. You are cautioned not to place undue reliance on any forward-looking statements and the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, future events or other changes. Please refer to Company's filings with the Securities and Exchange Commission for further information.

Contact: Christ Andersen, Secretary, 623-551-5808, canderson@ahitrust.com

Source: American Housing Income Trust, Inc.

Contact Information:
American Housing Income Trust, Inc.
Leisanne Smeadala
248-881-7987
Contact via Email
ahitrust.com
Christ Andersen, Secretary, 623-551-5808, canderson@ahitrust.com

Online Version of Press Release:
You can read the online version of this press release at: http://www.pr.com/press-release/709980

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